Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - September 2003
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,853.470 units) at August 31, 2003            $ 30,531,015
Additions of 55.888 units on September 30, 2003                        70,815
Redemptions of (114.759) units on September 30, 2003                 (145,411)
Offering Costs                                                        (22,740)
Net Income (Loss) - September 2003                                   (283,617)
                                                                 ------------

Net Asset Value (23,794.599 units) at September 30, 2003         $ 30,150,062
                                                                 ============

Net Asset Value per Unit at September 30, 2003                   $   1,267.10
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $    181,442
    Change in unrealized                                           (1,865,138)

  Gains (losses) on forward contracts:
    Realized                                                         (755,188)
    Change in unrealized                                            2,217,081
  Interest income                                                      22,723
                                                                 ------------

                                                                     (199,080)
                                                                 ------------

Expenses:
  Brokerage fee                                                        79,904
  Performance fee                                                           0
  Operating expenses                                                    4,633
                                                                 ------------

                                                                       84,537
                                                                 ------------

Net Income (Loss) - September 2003                               $   (283,617)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on September 30, 2003                   $  1,267.10

Net Asset Value per Unit on August 31, 2003                      $  1,279.94

Unit Value Monthly Gain (Loss) %                                       (1.00)%

Fund 2003 calendar YTD Gain (Loss) %                                   12.67 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

A Volatile Close to the Third Quarter.

Campbell & Company's performance was slightly negative for the month of September, leaving us with a negative return for the third quarter, but still solidly positive year-to-date.

The currency sector was the star performer again in September, as short dollar positions benefited from continued weakness in the US dollar. After showing positive returns for most of the month, sudden reversals in the fixed income, equity and energy markets put our portfolios into negative territory late in the month.

The energy sector rallied sharply as OPEC surprised the markets with unexpected production cuts. Equity indices were lower following poor consumer confidence numbers. Manufacturing improved less than expected and weak employment reports continued to trouble the market. The safe haven of government bonds lured investors away from equities and back into the treasury sector, resulting in a fall in the higher yields seen in August.

In the midst of growing political uncertainty, a vulnerable US dollar, a cloudy economic outlook and continued turbulence in the Middle East, the fourth quarter could hold some surprises.

Please do not hesitate to call if we can be of service.

Sincerely,

Bruce Cleland
President & CEO